PURSUANT TO RULE NO. 424(b)(3)
                                                              FILE NO. 333-59181

                            PRICING SUPPLEMENT NO. 3
                                     to the

                         Prospectus dated July 28, 1998

                                     and the

                   Prospectus Supplement dated August 30, 1999

                            ------------------------

                                  $100,000,000

                         PITNEY BOWES CREDIT CORPORATION

                           MEDIUM-TERM NOTES, SERIES D

Form of Note:                                      Issue Date (Settlement Date):
  Global Security                                              December 6, 2000
Type of Note:                                                Net Proceeds to the
  Floating Rate Note                                          Issuer (%): 99.65%
Principal Amount:                                   Price to Public (%): 100.00%
  $100,000,000

Interest Rate: 3 month LIBOR Telerate plus 25 basis points

First Determination Date: December 4, 2000

Interest Reset Date(s):
  March 8, June 8, September 8 and December 8, commencing on March 8, 2001

Interest Payment Date(s):
  March 8, June 8, September 8 and December 8, commencing on March 8, 2001

Specified Currency:
 U.S. dollars
Stated Maturity:
  June 8, 2004

Redemption:
The Notes to which this Pricing Supplement relates are not redeemable at the option of the Company or repayable at the option of any holder prior to June 8, 2004.

Defeasance and Covenant Defeasance:
The Full Defeasance and Covenant Defeasance provisions of the Indenture do not apply.


Regarding the Trustee:
SunTrust Equitable Securities Corporation, one of the Agents, is an affiliate of SunTrust Bank, Atlanta, the Trustee under the Indenture under which the Notes are to be issued. Upon the occurrence of an event of default, or an event which, after notice or lapse of time or both, would become an event of default, the Trustee may be deemed to have a conflicting interest with respect to the Notes for the purposes of the Trust Indenture Act of 1939 and, accordingly, may be required to resign as Trustee under the Indenture. In that event, Pitney Bowes Credit Corporation would be required to appoint a successor Trustee.


Terms used and not defined herein but defined in the Prospectus Supplement and Prospectus are used herein as therein defined.

                              --------------------

                                J.P. Morgan & Co.
                    SunTrust Equitable Securities Corporation

            The date of this Pricing Supplement is December 1, 2000.